Exhibit 99.1

Global Power Equipment Group Inc.

Reports Third Quarter FY2004 Results

Strong International Bookings Boosts Backlog to $218 Million

TULSA, Oklahoma, October 25, 2004 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today reported financial results for the third quarter ended September 25, 2004.

Global Power Equipment Group reported earnings for the third quarter of fiscal 2004 of $90,000 or $0.00 per diluted share, on revenues of $59.7 million. This compares to net earnings of $3.0 million, or $0.07 per diluted share, on revenues of $57.3 million for the third quarter of fiscal 2003. For the nine months ended September 25, 2004, the Company reported net earnings of $1.2 million, or $0.03 per diluted share, on revenues of $171.9 million. This compares to net earnings for the same period last year of $14.7 million, or $0.32 per diluted share, on revenues of $198.3 million. Earnings for the third quarter of fiscal 2004 and the first nine months of 2004 include the effect of restructuring charges totaling $1.1 million and $3.4 million, respectively or $0.01 and $0.04 per share, respectively.

The Company’s gross profit for the third quarter of 2004 totaled $9.1 million representing a 15.2 percent gross margin compared to a gross profit of $13.8 million and a gross margin of 24.2 percent in the third quarter last year. As previously announced, the Company’s gross profit has been impacted by sharply higher steel costs during fiscal year 2004 and again in the most recent quarter. For the first nine months of 2004, the Company’s gross profit totaled $30.0 million representing a 17.5 percent gross margin compared to 26.2 percent in the same period of 2003.

The Company generated EBITDA (earnings plus income taxes, interest, depreciation and amortization) of $1.4 million for the third quarter of 2004, down from the $6.1 million recorded during the same period in 2003. The decrease in EBITDA was principally due to the lower gross margin during the third quarter of 2004. The Company had cash and cash equivalents of $32.6 million on hand at the end of the third quarter of 2004, up slightly from the $31.2 million from the end of June 2004.

“International market conditions for new power generation continued to gain strength during the third quarter as evidenced by our bookings to firm backlog” stated Larry Edwards, Global Power Equipment Group’s chairman, president and chief executive officer. “Our recent acquisition in China, which we closed during the third quarter, is supporting our business in China and has been instrumental in helping us secure new orders for markets outside of China.”

Mr. Edwards further stated, “Our third quarter margins were impacted by significantly higher steel costs, as well as rising transportation costs, which were largely the result of higher global energy prices. During the third quarter, international steel prices were nearly 90 percent higher than a year before and were 14 percent higher than the second quarter of this year. While we continue to work with our suppliers, international manufacturing partners and our customers to deal with the impact of higher steel costs, our lower gross profit margin clearly reflects the effect of this key input.”

Global Power Equipment Group Inc.

Third Quarter 2004 Earnings – Page 2

At the end of the third quarter, the Company’s firm backlog totaled $218 million compared to $171 million at the end of June 2004 and $185 million at the end of September 2003. Approximately 71 percent of the Company’s new bookings during the first nine months of 2004 originated from projects outside of the United States compared to 54 percent during the first nine months of 2003.

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, management expects fiscal year 2004 revenue and earnings guidance as follows: revenue of between $220 million and $240 million and diluted earnings per share of between $0.07 and $0.08, before the effect of previously announced estimated management restructuring charges which total approximately $5.2 million or $0.07 per diluted share. The company establishes fiscal year 2005 earnings guidance of between $0.16 and $0.24 per diluted share on revenues of between $325 and $375 million and a gross margin of between 14.0 percent to 16.0 percent.

Special notice: The Company’s Board of Directors has approved a change in the fiscal year-end for the Company from the last Saturday in December to December 31, and will be effective for the fourth quarter of 2004 and periods beyond.

Non-GAAP Financial Measures

This release contains disclosure of EBITDA and estimated earnings per diluted share for fiscal 2004 and the third quarter of 2004 that exclude the effect of estimated restructuring charges, which are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income available to common stockholders and of estimated earnings per diluted share excluding restructuring charges to estimated earnings per diluted share are included in the exhibits to this release.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including decreased demand for new gas turbine power plants, the loss of any of our major customers, the cancellation of projects, project cost overruns, including increases in prices for materials such as steel, and unforeseen schedule delays, competition for the sale of our products or services, poor performance by our subcontractors, warranty and product liability claims, and changes in the economic, social and political conditions in the countries in which we operate, including fluctuations in foreign currency exchange rates. Information concerning some of the other factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 27, 2003, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2004 Earnings – Page 3

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Revenues	$59,720	$57,301	$171,867	$198,329
Cost of sales	50,621	43,454	141,826	146,314

Gross profit	9,099	13,847	30,041	52,015
Selling and administrative expenses	8,769	8,578	27,571	26,697

Operating income	330	5,269	2,470	25,318
Interest expense	185	326	496	1,218

Income before income taxes	145	4,943	1,974	24,100
Income tax provision	55	1,928	750	9,399

Net income available to common stockholders	$90	$3,015	$1,224	$14,701

Basic income per common share

Weighted average shares outstanding- basic	46,330	44,785	46,104	44,327
Net income available to common stockholders	$0.00	$0.07	$0.03	$0.33

Diluted income per common share

Weighted average shares outstanding- diluted	46,921	45,996	46,869	45,788
Net income available to common stockholders	$0.00	$0.07	$0.03	$0.32

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2004 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 25, 2004	December 27, 2003
ASSETS
Current assets:
Cash and cash equivalents	$32,554	$51,315
Accounts receivable, net of allowance of $2,307 and $ 1,325	36,533	42,582
Inventories	8,360	3,013
Costs and estimated earnings in excess of billings	64,997	40,706
Deferred tax assets	12,410	17,315
Other current assets	14,782	3,983

Total current assets	169,636	158,914
Property, plant and equipment, net	24,521	20,740
Deferred tax assets	50,660	55,094
Goodwill, net	45,000	45,000
Other assets	7,225	1,248

Total assets	$297,042	$280,996

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$21,011	$14
Accounts payable	20,143	18,974
Accrued compensation and employee benefits	3,803	7,285
Accrued warranty	13,093	15,004
Billings in excess of costs and estimated earnings	65,663	53,293
Other current liabilities	4,831	5,203

Total current liabilities	128,544	99,773

Other long-term liabilities	6,511	1,888
Long-term debt, net of current maturities	—	24,949

Commitments and contingencies

Minority interest	1,708	—
Stockholders’ equity
Common stock	463	452
Paid-in capital deficit	(19,480)	(25,492)
Accumulated comprehensive income	1,262	2,616
Retained earnings	178,034	176,810

Total stockholders’ equity	160,279	154,386

Total liabilities and equity	$297,042	$280,996

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2004 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

SUPPLEMENTAL STATISTICAL INFORMATION

(in thousands)

	Three Months Ended		Nine Months Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Net income	$90	$3,015	$1,224	$14,701
Add back:
Income tax provision	55	1,928	750	9,399
Interest expense	185	326	496	1,218
Depreciation and amortization	1,110	874	2,773	2,680

EBITDA (a)	$1,440	$6,143	$5,243	$27,998

(a)	EBITDA represents net income plus income taxes, interest, depreciation and amortization. While considered the most common definition used by investors and financial analysts, the EBITDA presented above may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

GLOBAL POWER EQUIPMENT GROUP INC.

RECONCILIATION OF NON-GAAP ESTIMATED EARNINGS TO A GAAP BASIS

	Three Months Ended December 31, 2004		Twelve Months Ended December 31, 2004
	(Low estimate)	(High estimate)	(Low estimate)	(High estimate)
Estimated earnings per share on a non-GAAP basis	$—	$0.01	$0.07	$0.08
Impact of estimated restructuring charges	(0.03)	(0.02)	(0.08)	(0.07)

Estimated earnings per share on a GAAP basis	$(0.03)	$(0.01)	$(0.01)	$0.01